Exhibit 10.2
Excecution Copy
AMENDMENT TO EMPLOYMENT AGREEMENT
          This First Amendment to Employment Agreement (the “Amendment”) is effective as of October 27, 2008, by and between MakeMusic, Inc. (“MakeMusic”), and Ron Raup (“Executive”). Capitalized terms used but not defined herein shall have the meanings as set forth in the Employment Agreement (as defined below).
RECITALS:
A. MakeMusic and Executive are parties to a certain Employment Agreement dated February 20, 2007 (the “Employment Agreement”).
B. MakeMusic and Executive wish to amend the Employment Agreement as set forth herein.
C. In consideration of the foregoing and the terms and conditions set forth below, MakeMusic and Executive hereby agree as follows:
AGREEMENTS:
     1. Title. Section 2.01 and the Recitals of the Employment Agreement are hereby amended to provide that effective as of December 6, 2007, MakeMusic employs Executive as Co-Chief Executive Officer.
     2. Reporting to MakeMusic’s Board of Directors. Sections 2.02(a), 2.02(b), 2.03, 3.01(c) and 10.05(a) of the Employment Agreement are hereby amended to replace each reference to MakeMusic’s Chief Executive Officer with a reference to MakeMusic’s Board of Directors.
     3. Base Salary. The third sentence of Section 2.04 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: Future adjustments, if any, in annual base salary will be as mutually agreed upon by the Executive and MakeMusic’s Board of Directors.
     4. Duties. Section 2.02(a) of the Employment Agreement is hereby amended further to state that any material change in Executive’s duties and responsibilities shall be subject to Executive’s consent, which consent shall not be unreasonably withheld.
     5. Fringe Benefits from MakeMusic. Section 2.06(a) is hereby amended to clarify that the availability and offering of fringe benefits shall be at the exclusive discretion of MakeMusic’s Board of Directors.
     6. Paid Time Off. Section 2.07 of the Employment Agreement is hereby amended to clarify that Executive is entitled to five (5) weeks paid time off per calendar year

     7. Compensation Upon Termination of Executive’s Employment. Sections 3.02(d) and 3.02(e) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:
     (d) If termination occurs pursuant to subparagraphs 3.01(f), Executive shall receive cash payments equal to Executive’s annual base salary in effect at the time of termination of employment. Such payments shall be paid to Executive monthly over the course of a one-year period; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in this Paragraph 3.02 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and MakeMusic determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment. As a condition to Executive’s receipt of such payments, Executive shall be required to execute, return, comply with and not rescind a full and final release of any and all claims in favor of MakeMusic. Such release agreement shall be prepared by MakeMusic.
     (e) All payments made to Executive under this Paragraph 3.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to MakeMusic by Executive for any amounts advanced, loaned or misappropriated. Such offset shall be made in the manner permitted by and shall be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.
     8. Return of MakeMusic Property and Information. Sections 3.03 and 4.03 of the Employment Agreement are hereby amended to clarify that Executive’s obligations under such Sections may be triggered at any time upon MakeMusic’s request.
     9. Maintain in Confidence. Section 4.02 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     4.02 Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of MakeMusic, (directly or indirectly) disclose, assign, transfer, convey, communicate to or use for his own or another’s benefit or (directly or indirectly) disclose, assign, transfer, convey, communicate to or use by him, a competitor of MakeMusic or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with MakeMusic or at any time after his termination of employment with MakeMusic, regardless of the reason for the Executive’s termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by MakeMusic for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures:

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     (a) Limiting access to authorized personnel;
     (b) Limiting copying of any writing, data or recording;
     (c) Requiring storage of property, documents or data in secure facilities provided by MakeMusic and limiting safe or vault lock combinations or keys to authorized personnel; and/or
     (d) Checkout and return or other procedures promulgated by MakeMusic from time to time.
     10. Code Section 409A. Section 10.08 is hereby added to the Employment Agreement to provide the following:
     10.08 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, MakeMusic expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.
     11. Full Force and Effect. Except as amended by this Amendment, all provisions of the Employment Agreement continue in full force and effect.
     12. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one and the same Amendment.
[Signature Page Follows]

          In Witness Whereof, the parties have duly executed and delivered this First Amendment to Employment Agreement effective as of the date first above written.

Executive:
By:	/s/ Ron Raup
	Name:	Ron Raup

Company: MakeMusic, Inc.
By:	/s/ Michael Skinner
	Name:	Michael Skinner
	Title:	Chairman of the Compensation Committee

[Signature Page to Amendment No. 1 to Raup Employment Agreement]

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